Exhibit 4.2

FORM OF

SUBSCRIPTION AGENT AGREEMENT

Date: August     , 2008

The Bank of New York Mellon

480 Washington Blvd, 27th Floor

Jersey City New Jersey 07310

Attn:    Reorganization Department

Gentlemen:

PGT, Inc, a Delaware corporation (the “Company”), is distributing to each holder of record (“Eligible Holder”) as of the close of business on August 4, 2008 (the “Record Date”), of its outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), one non-transferable subscription right (each, a “Right”) for every four shares of Common Stock owned (the “Rights Offering”). Each whole Right entitles an Eligible Holder to purchase one share of the Company’s Common Stock (each, a “Share”) at a subscription price of $4.20 per share (the “Subscription Price”), payable by cashier’s or certified check or by wire transfer of immediately available funds, upon the terms and conditions set forth herein and in the Prospectus (as defined below). The term “Subscribed” shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission. The Rights Offering will expire at 5:00 p.m., Eastern Daylight Time, on September 4, 2008 (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

The Company filed a Registration Statement relating to the Rights Offering with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on March 28, 2008. The Company filed an amendment to the Registration Statement with the SEC on the date hereof. The terms of the Rights Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement as such Registration Statement may be declared effective, and the accompanying Instructions for Use of PGT, Inc. Subscription Rights Certificates (the “Instructions for Use”). All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide you with a list of holders of Common Stock as of the Record Date (the “Record Stockholders List”).

The Rights are evidenced by non-transferable subscription rights certificates (the “Subscription Rights Certificates”), a copy of the form of which is annexed hereto as Exhibit 1. Each Eligible Holder of Subscription Rights Certificates who exercises in full his right to subscribe for Shares that can be subscribed for with the Rights evidenced by such Subscription Rights Certificates (the “Basic Subscription Privilege”) will, to the extent that other Eligible Holders elect not to exercise all of their respective Rights in the Basic Subscription Privilege, be permitted to subscribe for additional shares of Common Stock at the Subscription Price up to an amount equal to the number of Shares such Eligible Holder subscribed for under his Basic Subscription Privilege (the “Over-Subscription Privilege”). If the number of Shares remaining after the exercise of all Rights under the Basic Subscription Privilege is not sufficient to satisfy all requests for Shares under the Over-Subscription Privilege, the Eligible Holders who exercised their Rights under the Over-Subscription Privilege will be allocated such remaining Shares in proportion to the number of Shares they have purchased under the Over-Subscription Privilege. If the pro rata allocation exceeds the number of Shares requested in the Over-Subscription Privilege, then each Eligible Holder will receive only the number of Shares requested. If the pro rata allocation is less than the number of Shares requested in the Over-Subscription Privilege, then the excess funds paid by each Eligible Holder as the Subscription Price for the Shares not issued will be returned to such Eligible Holder without interest or deduction. Fractional Rights will be rounded to the nearest whole number, with such adjustments as directed by the Company as may be necessary to ensure that the Company offers 7,082,687 shares in the Rights Offering. No fractional shares shall be issued.

The Company hereby appoints you as Subscription Agent (the “Subscription Agent”) for the Rights Offering and agrees with you as follows:

1) As Subscription Agent, you are authorized and directed to:

(A) Prepare and record the Subscription Rights Certificates in accordance with this agreement in the names of the Eligible Holders of the Common Stock as of the close of business on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish to the Company a report of such issuance. The Subscription Rights Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(B) Promptly after you receive the Record Stockholders List:

(a) mail or cause to be mailed, by first class mail, to each Eligible Holder whose address of record is within the United States and Canada the following materials, as appropriate (collectively, the “Subscription Materials”): (i) a Prospectus; (ii) a Subscription Rights Certificate evidencing the Rights to which such holder is entitled; (iii) Instructions for Use; (iv) a Letter to Stockholders Who Are Record Holders; and (v) a return envelope addressed to you; and

(b) mail or cause to be mailed, by first class mail, to Eligible Holders whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, a copy of the Subscription Materials excluding the Subscription Rights Certificates, which you shall hold for the account of such Eligible Holder, making satisfactory arrangements for the exercise or other disposition of the Rights evidenced thereby, and follow the instructions of such stockholder for the exercise, sale or other disposition of such Rights if such instructions are received at or before 11:00 a.m., Eastern Daylight Time, three business days preceding the Expiration Time.

(C) Accept Subscriptions upon the due exercise of Rights pursuant to the Basic Subscription Privilege immediately upon payment of the Subscription Price in accordance with the terms of the Subscription Rights Certificates, the Prospectus, and the Instructions for Use. You shall promptly deposit and hold all funds received in a special, segregated account for the benefit of the Company. You shall remit to the Company on the next business day all funds received on the preceding business day in payment of the Subscription Price under the Basic Subscription Privilege (or, at the written direction of the Company, you shall remit such funds to third parties within one business day of receipt of such direction); and you shall issue on the next business day certificates for Shares issuable with respect to Subscriptions under the Basic Subscription Privilege that have been accepted on the preceding business day (or credit the Depository Trust Company’s nominee position with the Common Stock duly subscribed for pursuant to the Basic Subscription Privilege by book-entry transfer).

(D) Accept Subscriptions upon the due exercise of Rights pursuant to the Over-Subscription Privilege (including payment of the Subscription Price) on or prior to the Expiration Time of the Rights Offering in accordance with the terms of the Subscription Rights Certificates, the Prospectus, and the Instructions for Use.

(E) Within one business day of the Expiration Time, upon receipt by you of any Subscription Rights Certificates completed and endorsed for exercise and payment of the Subscription Price, all in accordance with the terms of the Subscription Rights Certificates, the Prospectus, and the Instructions for Use, provide the Company with a tabulation of the aggregate number of shares of Common Stock elected to be purchased by Eligible Holders pursuant to validly exercised Rights (and the aggregate exercise price therefor) and the aggregate number of shares of Common Stock not subscribed for by Eligible Holders (and the aggregate exercise price therefor).

(F) Within two business days of the Expiration Time, upon receipt by you of any Subscription Rights Certificates completed and endorsed for exercise and payment of the Subscription Price, all in accordance with the terms of the Subscription Rights Certificates, the Prospectus, and the Instructions for Use, calculate the number of Shares for which each Eligible Holder is entitled to subscribe pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may be exercised only by Eligible Holders who exercised their Basic Subscription Privilege in full, and only up to the number of Shares for which such Eligible Holders subscribed under their respective Basic Subscription Privilege. The Shares available pursuant to the Over-Subscription Privilege will be those that have not been subscribed and paid for pursuant to the Basic Subscription Privilege (collectively, the “Remaining Shares”). If there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of additional shares of Common Stock subscribed for, up to the number of Shares for which such holder subscribed under his Basic Subscription Privilege. If the aggregate number of shares of Common Stock subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-Subscription Privilege shall be the product (rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company issues 7,082,687 Shares in the Rights Offering) obtained by multiplying the number of Shares such participant subscribed for under the Over-Subscription Privilege by a fraction the numerator of which is the number of Remaining Shares and the denominator of which is the total number of Shares subscribed for under the Over-Subscription Privilege by participants in such Over-Subscription Privilege. Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, by the close of business on the second business day following the Expiration Time, furnish a list of all such subscribers, Shares, and overpayments to the Company.

(G) Promptly after expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed, remit to the Company (i) all funds received in payment of the Subscription Price for shares of Common Stock sold in the Rights Offering pursuant to the Over-Subscription Privilege and (ii) all Subscription Rights Certificates. Promptly after expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed, you shall issue certificates for Shares issuable with respect to Subscriptions under the Over-Subscription Privilege that have been accepted (or credit the Depository Trust Company’s nominee position with the Common Stock duly subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by book-entry transfer) and refund payments to subscribers for Shares subscribed for but not allocated, if any.

(H) Subject to the next sentence and in accordance with the procedures set forth above, accept Subscriptions from Eligible Holders whose Subscription Rights Certificates are alleged to have been lost, stolen, or destroyed upon receipt by you of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance satisfactory to you, accompanied by payment of the Subscription Price for the total number of Shares Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Subscription Rights Certificates and you shall withhold delivery of the Shares Subscribed for until after the Subscription Rights Certificates have expired and it has been determined that the Rights evidenced by the Subscription Rights Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(I) Accept Subscriptions in accordance with the procedures set forth above, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:

(a) if the Subscription Rights Certificate is registered in the name of a fiduciary and is executed by, and the Shares are to be issued in the name of, such fiduciary;

(b) if the Subscription Rights Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Shares is issued in the names of, and is to be delivered to, such joint tenants;

(c) if the Subscription Rights Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Shares are to be issued in the name of such corporation; or

(d) if the Subscription Rights Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided the Shares are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(J) Refer to the Company for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Paragraph 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Subscription Rights Certificates.

(K) Upon acceptance of a Subscription:

(a) hold all monies received from the Eligible Holders’ exercise of their Rights under the Over-Subscription Privilege in a special, segregated account for the benefit of the Company. You will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.

Eligible Holders will be permitted to pay the Subscription Price for Shares with immediately available funds represented by cashier’s or certified check or wire transfer, but not by personal check.

(b) advise the Company daily (and more frequently during the week immediately preceding the Expiration Time, if requested) by electronic mail or facsimile transmission to Mario Ferrucci III at              or              and John Levat at              or             , and such other person or persons as the Company may request, as to the total number of Shares Subscribed for and the amount of funds received.

2) You will follow your regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Subscription Rights Certificate may indicate are to be issued to a stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance in which you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of Shares, if any, you are authorized to issue. In the absence of such instructions, you are authorized not to issue any Shares to such stockholder.

3) You will examine the Subscription Rights Certificates received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the applicable Instructions for Use. In the event you determine that any Subscription Rights Certificate does not appear to you to have been properly completed or executed, or where the Subscription Rights Certificates do not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. The Company shall have the absolute right to reject any defective exercise of rights or to waive any defects in exercise. You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the Subscription Rights Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Subscription Rights Certificate has been cured or waived and that such Subscription Rights Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the Subscribing stockholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Rights Certificates or by registered mail insured separately for the value of such Subscription Rights Certificates) to such stockholder’s address as set forth in the Subscription any Subscription Rights Certificates surrendered in connection therewith and any other documents received with such Subscription Rights Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Subscription Rights Certificates and other documents.

4) Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

5)	(a) For so long as this agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of Shares to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this agreement, you will request the Transfer Agent for the Common Stock to issue certificates evidencing the appropriate number of Shares as required from time to time in order to effectuate the Subscriptions (or credit the Depository Trust Company’s nominee position with the Shares duly subscribed for by book-entry transfer).

(b) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration, or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all

Shares issuable upon the exercise of the Rights at the time of delivery of the Subscription Rights Certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

(c) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Shares issued upon exercise of Rights.

6) If certificates representing Shares are to be delivered by you to a person other than the person in whose name a surrendered Subscription Rights Certificate is registered, you will issue no certificate for Shares until the Subscription Rights Certificate so surrendered has been properly endorsed (or otherwise put in proper form for transfer) and the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of a certificate for Shares in a name other than that of the registered holder of the Subscription Rights Certificate surrendered, or has established to your satisfaction that any such tax or charge either has been paid or is not payable.

7) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

8) The Company may terminate this agreement at any time by so notifying you in writing. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses, you will forward to the Company or its designee promptly any Subscription Rights Certificate or other document relating to your duties hereunder that you may receive after your appointment has so terminated. Sections 10 and 12 of this agreement shall survive any termination of this agreement.

9) As agent for the Company hereunder you:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

(b) shall have no obligation to issue any Shares unless the Company shall have provided a sufficient number of certificates for such Shares;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Subscription Rights Certificates surrendered to you hereunder or shares of Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value, or genuineness of the Rights Offering;

(d) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment, subject or expose you to any expense or liability you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

(e) in accordance with the provisions hereof, may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice,

letter, telegram, telex, facsimile transmission, or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic, or oral instructions of the officers of the Company and in accordance with the provisions hereof with respect to any matter relating to your acting as Subscription Agent covered by this agreement (or supplementing or qualifying any such actions) of officers of the Company;

(i) may consult with counsel satisfactory to you, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel; and

(j) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

10) Any instructions given to you orally, as permitted by any provision of this agreement, shall be confirmed in writing by the Company as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this section.

11) Whether or not any Subscription Rights Certificates are surrendered to you, for your services as Subscription Agent hereunder, the Company shall pay to you compensation in accordance with the fee schedule attached as Schedule A hereto, together with reimbursement for reasonable out-of-pocket expenses, including reasonable fees of and disbursements to counsel. All amounts owed to you hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent commencing forty-five days from the invoice date.

12)

(a) The Company agrees to indemnify you for and hold you harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with your performance of your duties under this agreement or this appointment, including the reasonable costs and expenses of defending yourself against any Loss or enforcing this agreement, provided, however, that such agreement to indemnify does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, intentional misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder. You hereby agree to notify the Company promptly of the assertion of any claim against it in connection with the Rights Offering, and the Company agrees to notify you promptly of the assertion of any claim against the Company in connection with the Rights Offering; provided, however, that your failure to so notify the Company shall not relieve the Company of any liability it may have under this Section 12, except to the extent the Company has been materially prejudiced by such failure. At the Company’s election, unless there is a conflict of interest, the defense on your behalf shall be conducted by the Company’s counsel. In any action or proceeding, the defense of which the Company assumes, the Company shall not settle or compromise any such action or proceeding without your prior written consent (such consent not to be unreasonably conditioned, withheld, or denied), unless the terms of the settlement or compromise include an unconditional release of you from all liability or loss arising out of such action or proceeding and impose no negative or affirmative covenants on you. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such damages and regardless of the form of action.

(b)	In the event any question or dispute arises with respect to the proper interpretation of this agreement or your duties hereunder or the rights of the Company or of any stockholders surrendering Subscription Rights Certificates for Shares pursuant to the Rights Offering, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

The obligations of Company under this section shall survive the termination of this agreement.

13) If any provision of this agreement shall be held illegal, invalid, or unenforceable by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

14) The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) except as described in the Prospectus, the making and consummation of the Rights Offering and the execution, delivery, and performance of all transactions contemplated thereby (including without limitation this agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offering.

15) All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, electronic mail, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:

PGT, Inc.	Skadden, Arps, Slate, Meagher & Flom LLP
1070 Technology Drive	One Rodney Square
North Venice, FL 34275.	PO Box 636
Attn: Mario Ferrucci III, Esq.	Wilmington, DE 19899
Tel: (941) 480-1600	Fax: (302) 651-3001
Fax: (941) 486-8634	Attn: Robert B. Pincus, Esq.

If to The Bank of New York Mellon:	with an additional copy to:

The Bank of New York Mellon	The Bank of New York Mellon
c/o Mellon Investor Services	c/o Mellon Investor Services
480 Washington Boulevard	480 Washington Boulevard
Jersey City, N.J. 07310	Jersey City, N.J. 07310
Attn: Relationship Administrator	Attn: Legal Department
Tel:	Tel: 201-680-2198
Fax:	Fax: 201-680-4610

16) In the event that any claim of inconsistency between this agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering as set forth in the Prospectus, the Subscription Rights Certificate, and the Instructions for Use shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this agreement.

17) This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this agreement may not be assigned by any party without the prior written consent of all other parties.

18) No provision of this agreement may be amended, modified or waived, except in a written document signed by both parties.

19) The Company shall be charged for certain reasonable expenses advanced or incurred by you in connection with your performance of your duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company. While you endeavor to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include reasonable handling charges to cover internal processing and use of your billing systems.

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this agreement and your acceptance of the terms and conditions herein provided shall constitute a binding agreement between us.

Very truly yours,

PGT, INC.

By:
Name:	Mario Ferrucci III
Title:	Vice President, General Counsel, and Secretary

Accepted as of the date above first written:

THE BANK OF NEW YORK MELLON
AS SUBSCRIPTION AGENT

By:
Name:
Title: